Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Venu Holding Corporation and Subsidiaries (the “Company”) on Form 1-A/A (File No. 024-12617) of our report dated March 31, 2025, except for Note 15, as to which the date is June 26, 2025, with respect to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, which appears in this Offering Statement. We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in such Offering Statement.

GRASSI & CO., CPAs, P.C.

Jericho, New York

June 26, 2025